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                                                                    EXHIBIT 99.2



AVIRON COMPLETES $100 MILLION CONVERTIBLE NOTE OFFER

Mountain View, CA - March 30, 1998 - Aviron (Nasdaq:AVIR) announced today that it completed its previously announced offering of $100,000,000 Convertible Subordinated Notes due 2005 (the "Notes"). The Notes will have an annual coupon of 5.75%, will be convertible into common stock at $30.904 per share, and will not be redeemable for three years.

Aviron intends to use the proceeds of the sale for clinical trials, manufacturing and marketing of its cold adapted influenza vaccine, for research and development, preclinical testing and clinical trials for its other vaccine programs, and for the repurchase of 530,831 shares of its Common Stock from Sang-A Pharm. Co. Ltd., one of the Company's corporate partners.

The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135C under the Securities Act.

This press release contains forward-looking statements. Actual results may differ materially from those suggested here. Additional information concerning factors that could cause such a difference is contained in Aviron's Annual Report on Form 10-K for the year ended December 31, 1997.